Exhibit 99.1

Ester-E® Sales Grow at Retail Despite Category Declines;
Zila Attributes New Research, Form Differentiation, and

     Marketing Support to Sales Growth

     PHOENIX—May 4, 2005—Zila, Inc. (Nasdaq:ZILA), the parent company of Zila Nutraceuticals, Inc., maker of Ester-C®, announces growing retail sales for Ester-E®, its unique, patented form of vitamin E. The significance of this growth is evident when compared with the downward trend of the vitamin E category as a whole, and in light of the recent negative press on vitamin E.

     According to A.C. Nielsen (via SPINS), the vitamin E category continues to be down more than 40 percent versus last year on a dollar basis since a negative analysis of vitamin E was published last November. In the past 12-week period ending March 19, 2005, the category was reported down by 42 percent in Food, Drug, and Mass Merchandisers. However, for the same period, Ester-E sales increased, up 35 percent on a dollar basis versus the previous 12-week period ending December 25, 2004. As Ester-E was launched in the summer of 2004, comparable year ago comparisons are not available.

     “In a category that has been reeling due to negative press, there is one form of vitamin E that is shining — Ester-E,” said Ken Vargha, director of marketing for Zila Nutraceuticals. “We believe that Ester-E is succeeding because it is a unique form of the vitamin, and we’re investing heavily to help educate consumers about the difference.”

     The differences between Ester-E and other forms of vitamin E, as evidenced by previously published in vitro and animal studies, continue with the most recent animal study. This study, conducted by Monash University in Australia, found that Ester-E reduced LDL cholesterol (the “bad” cholesterol) in mice by up to 40 percent. Ester-E also significantly reduced triglycerides, while regular vitamin E (d-alpha-tocopheryl acetate) had no effect in this study. This study, when coupled with previous positive in vitro studies, suggests Ester-E’s potential to benefit cardiovascular health.

     Larry Robinson, Ph.D., vice president of scientific affairs for Zila Nutraceuticals, cited two recent findings on vitamin E — the HOPE TOO and Johns Hopkins studies — as both mentioning vitamin E’s pro-oxidant potential as a possible reason why large doses of vitamin E were observed to produce negative results.

     “While we question the validity of these studies and continue to believe that all forms of vitamin E are safe, nevertheless, Ester-E in its protected form cannot chemically act as a pro-oxidant. Because of this and the many studies that have been conducted with it, we believe it is not only safe but also acts differently in the body than other forms,” said Robinson. “The exciting potential of Ester-E will continue to be tested in our ongoing human clinical trial with a contract research organization, and our upcoming human clinical trial at the University of Michigan Medical School.”

     In the April issue of the American Journal of Clinical Nutrition (AJCN) fourteen leading safety and antioxidant experts reviewed the available scientific literature on vitamin E and concluded vitamin E is safe for the general population at intakes up to 1600 IU daily. In reviewing the available scientific literature on vitamin E, the scientists reviewed clinical trials as well as epidemiological studies in humans, determining there was sufficient information from human data to support a conclusion of safety. The review of the scientific literature encompassed 95 references, including the recent, controversial meta-analysis on vitamin E from Johns Hopkins University.

About Ester-E

     Ester-E is an advanced form of vitamin E containing tocopheryl phosphates (or “TP” for short). Until recently, scientists were unaware of this important source of vitamin E in the body. Thanks to groundbreaking research, we now know that TP is present in many foods we eat every day — especially dairy products. This research suggests that the human body may also convert other forms of vitamin E into TP in order to protect the vitamin’s antioxidant strength until the body is ready to use it. Scientists are now able to replicate this natural form of vitamin E that the body can easily recognize — it is for this reason Ester-E is considered “body ready.” Ester-E is able to preserve vitamin E’s natural health benefits until the body is ready to use it.

     Visit www.Ester-E.com for more information about Ester-E and other premium products.

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     About Zila, Inc.

     Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

     Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

     Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

     Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.

     For more information about Zila, visit www.zila.com.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2004, and its Form 10-Q for the quarter ended January 31, 2005, filed with the Securities and Exchange Commission.

     CONTACT: Zila, Inc.
          Andrew A. Stevens, 602-266-6700

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